                                                                       Exhibit 1



                            SHARE PURCHASE AGREEMENT


                          RELATING TO SALE OF SHARES IN


             PERUSAHAAN PERSEROAN (PERSERO) PT INDONESIAN SATELLITE
                                 CORPORATION TBK

                                TABLE OF CONTENTS

                                                                           Page
ARTICLE I  DEFINITIONS                                                        1

   1.1      DEFINITIONS                                                       1
   1.2      SECTION HEADINGS, CONSTRUCTION                                    6

ARTICLE II  SALE AND PURCHASE; ESCROW; CLOSING                                6

   2.1      SALE SHARES, PURCHASE PRICE AND AGGREGATE PURCHASE PRICE          6
   2.2      ACKNOWLEDGEMENT                                                   6
   2.3      ESCROW                                                            6
   2.4      CLOSING                                                           6
   2.5      CLOSING OBLIGATIONS                                               6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE SELLER                     8

   3.1      EXISTENCE; DUE AUTHORIZATION, EXECUTION AND DELIVERY              8
   3.2      SOVEREIGN IMMUNITY                                                8
   3.3      DECREES AND APPROVALS                                             8
   3.4      VALID TITLE                                                       9
   3.5      NO OPTIONS                                                        9
   3.6      BROKERS AND FINDERS                                               9
   3.7      NO VIOLATION                                                      9
   3.8      ESCROW                                                            9
   3.9      PROCEEDINGS                                                       9
   3.10     FINANCIAL STATEMENTS                                              9
   3.11     BUSINESS SINCE 30 JUNE 2002                                       9

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER                   9

   4.1      EXISTENCE AND ORGANIZATION                                       10
   4.2      DUE AUTHORIZATION, EXECUTION AND DELIVERY; ENFORCEABILITY        10
   4.3      NO VIOLATION                                                     10
   4.4      DECREES AND APPROVALS                                            10
   4.5      SOLVENCY                                                         10
   4.6      BROKERS OR FINDERS                                               11
   4.7      BID BOND                                                         11
   4.8      SUFFICIENT FUNDS AND SOURCE OF FUNDS                             11
   4.9      ESCROW                                                           11
   4.10     PROCEEDINGS                                                      11
   4.11     UNDERTAKINGS IN SHAREHOLDERS AGREEMENT                           11

ARTICLE V  COVENANTS OF THE SELLER                                           11

   5.1      GENERAL                                                          11
   5.2      CERTAIN RESTRICTIONS                                             11
   5.3      REQUIRED APPROVALS AND DECREES                                   12
   5.4      FULFILLMENT OF CONDITIONS                                        12
   5.5      ESCROW ACCOUNT                                                   12
   5.6      SERIES A SHARE                                                   12
   5.7      PUBLIC NOTICE                                                    12
   5.8      EGM RESOLUTIONS                                                  12

                                                                           Page
ARTICLE VI  COVENANTS OF THE PURCHASER                                       13

   6.1      GENERAL                                                          13
   6.2      REQUIRED APPROVALS AND DECREES                                   13
   6.3      FULFILLMENT OF CONDITIONS                                        13
   6.4      ESCROW ACCOUNT                                                   13
   6.5      PUBLIC NOTICE                                                    13

ARTICLE VII  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE         14

   7.1      ACCURACY OF REPRESENTATIONS                                      14
   7.2      SELLER'S PERFORMANCE                                             14
   7.3      ESCROW                                                           14
   7.4      SHAREHOLDERS AGREEMENT                                           14
   7.5      POWER OF ATTORNEY                                                14
   7.6      APPROVALS AND DECREES                                            14
   7.7      NO INJUNCTION                                                    14
   7.8      TERMINATION                                                      14

ARTICLE VIII  CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE           15

   8.1      ACCURACY OF REPRESENTATIONS                                      15
   8.2      PURCHASER'S PERFORMANCE                                          15
   8.3      APPROVALS AND DECREES                                            15
   8.4      ESCROW                                                           15
   8.5      SHAREHOLDERS AGREEMENT                                           15
   8.6      NO INJUNCTION                                                    15
   8.7      TERMINATION                                                      15

ARTICLE IX  TERMINATION; INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER    15

   9.1      TERMINATION EVENTS                                               16
   9.2      BREAKUP FEE                                                      16
   9.3      EFFECT OF TERMINATION                                            17
   9.4      INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER                 17

ARTICLE X  GENERAL PROVISIONS                                                19

   10.1     SURVIVAL OF REPRESENTATIONS AND WARRANTIES                       19
   10.2     SOVEREIGN IMMUNITY WAIVER                                        19
   10.3     CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS                            19
   10.4     SUBMISSION TO JURISDICTION                                       19
   10.5     ENTIRE AGREEMENT                                                 20
   10.6     COUNTERPARTS                                                     20
   10.7     ASSIGNMENTS, SUCCESSORS AND THIRD-PARTY RIGHTS                   20
   10.8     DISPUTE RESOLUTION                                               20
   10.9     AMENDMENT AND WAIVER                                             21
   10.10    NOTICES                                                          21
   10.11    GOVERNING LAW                                                    22
   10.12    SEVERABILITY                                                     22
   10.13    EXPENSES, FEES AND STAMP DUTIES                                  22
   10.14    TIME OF ESSENCE                                                  23
   10.15    GOVERNING LANGUAGE                                               23
   10.16    INCORPORATION OF EXHIBITS                                        23
   10.17    FURTHER ASSURANCES                                               23

LIST OF EXHIBITS

EXHIBIT A:  FORM OF ESCROW AGREEMENT
EXHIBIT B:  POWER OF ATTORNEY
EXHIBIT C:  FORM OF SHAREHOLDERS AGREEMENT
EXHIBIT D: DECREES AND APPROVALS REQUIRED PURSUANT TO SECTION 5.3 EXHIBIT E: AMENDMENTS TO THE ARTICLES OF ASSOCIATION
EXHIBIT F:  FORM OF SUPPORT LETTERS

                            SHARE PURCHASE AGREEMENT

     This Share Purchase Agreement (this "Agreement") is made as of 15 December 2002, by and among the Republic of Indonesia acting through the Ministry of State Owned Enterprises in its capacity as a shareholder of Indosat (as defined herein) (including any successor or replacement ministry or body, the "MSOE" or the "Seller") and Indonesia Communications Limited, a company established and organized under the laws of Mauritius (the "Purchaser") and STT Communications Limited, a company established and organized under the laws of Singapore ("STTC").



                                    RECITALS

     WHEREAS, the Seller desires to sell to the Purchaser and the Purchaser desires to purchase from the Seller Series B common shares (par value Rp. 500 per share) (the "Series B Shares") of Perusahaan Perseroan (Persero) PT Indonesian Satellite Corporation Tbk, a publicly listed company established under and by virtue of the laws of the Republic of Indonesia, domiciled in Jakarta and having its registered office at Jl. Medan Merdeka Barat No. 21, Kelurahan Gambir, Kecamatan Gambir, Jakarta Pusat, Indonesia ("Indosat" or the "Company") on the terms set forth in this Agreement;

     WHEREAS, the MSOE owns 589,574,999 Series B Shares representing approximately 56.94% of the total outstanding Series B Shares of Indosat; and

     WHEREAS, pursuant to the Contemplated Transaction the Purchaser shall purchase 434,250,000 Series B Shares representing approximately 41.94% of the total outstanding Series B Shares of Indosat, together with all rights attaching thereto from the date hereof (including any dividend) (the "Sale Shares") subject to the terms and conditions set forth in this Agreement.

     NOW THEREFORE IT IS HEREBY AGREED, in consideration of the mutual agreements and undertakings herein, as follows:



                                    ARTICLE I


                                   DEFINITIONS

     1.1 DEFINITIONS. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "Affiliate" of any specified Person means any other Person which, directly or indirectly, is in Control of, is Controlled by or is under common Control with such specified Person.

     "Aggregate Purchase Price" has the meaning given to such term in Section
2.1.

     "Approval" means any approval, consent, license, permit, concession, decree, waiver, or other authorization issued necessary for the applicable Person for the conduct of such Person's business as it is now being conducted, including, without limitation any such approval granted, given, or otherwise made available by or under the authority of any Governmental Body and "Approvals" means more than one Approval.

     "Arbitration Law" has the meaning given to such term in Section 10.8(b).

     "Articles" means, with respect to a Person, the Articles of Association of such Person, as the same may be modified, amended or supplemented from time to time.

     "Bapepam" means the Indonesian Capital Markets Supervisory Agency (Badan Pengawas Pasar Modal) as meant in the Law of the Republic of Indonesia No 8 of the year 1995 regarding Capital Markets (Undang-undang Republik Indonesia No. 8 Tahun 1995 Tentang Pasar Modal).

     "Bank Indonesia" means the central bank of the Republic of Indonesia.

     "Bid Bonds" means the First Bid Bond and the Second Bid Bond, submitted by the Purchaser to the Seller as the beneficiary thereof, and open for a period of 60 days from the date of submission of the Purchaser's final bid in respect of the Contemplated Transaction, and Bid Bond means either of them.

     "Breakup Fee" means US$12,500,000.

     "Business Day" means any day, other than a Saturday or Sunday or any public holiday in New York, United States of America or the Republic of Indonesia, on which Bank Indonesia conducts clearing operations, for the period prior to and including 20 December 2002 and, in respect of the period after 20 December 2002, a day other than Saturday, Sunday or any day on which banks located in Jakarta, Indonesia, New York, United States of America and Mauritius are authorized or obligated to close.

     "Closing" has the meaning given to such term in Section 2.4.

     "Closing Date" means the date as of which the Closing actually occurs, which shall be not later than 20 December 2002 unless otherwise agreed to by the Seller and the Purchaser in writing - acknowledging that the Purchaser has a three (3) Business Day funding period.

     "Company Law" means Law (Undang-undang) No. 1 of 1995 of the Republic of Indonesia and all implementing regulations issued thereunder.

     "Contemplated Transaction" means all of the transactions contemplated by this Agreement, including, without limitation, (a) the sale of the Sale Shares by the Seller to the Purchaser, and (b) the performance by the Purchaser and the Seller of their respective covenants and obligations under this Agreement and the Escrow Agreement.

     "Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied).

     "Control" means, with respect to any Person, the ability to direct the business and affairs of a Person or the ability to appoint a majority of the members of the board of directors or board of commissioners or similar corporate body or bodies of a corporate Person. The terms "Controls," "Controlling" and "Controlled" shall have correlative meanings.

     "Damages" has the meaning given to such term in Section 9.4.

     "Decree" means any law, ordinance, regulation, award, decision, injunction, judgment, order, ruling, subpoena, decree or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Body or by any arbitrator (whether or not in an adversarial proceeding) necessary for the applicable Person or any of such Person's properties for the conduct of such Person's business as it is now being conducted or the ownership or lease of such Person's property.

     "Dispute" has the meaning given to such term in Section 10.8.

     "EGM" means the extraordinary general meeting of shareholders of Indosat to be convened for the purpose of considering the Resolutions (or any adjournment thereof).

     "Encumbrance" means any Lien, claim, beneficial interest or right of first refusal.

     "Escrow Account" means the escrow account established pursuant to the terms of the Escrow Agreement.

     "Escrow Agent" means the escrow agent identified in the Escrow Agreement.

     "Escrow Agreement" means the escrow agreement executed between the Seller, the Purchaser and the Escrow Agent, substantially in the form attached hereto as Exhibit A.

     "Exhibit" means the exhibits identified herein, and which are attached to and form an integral and inseparable part of this Agreement.

     "First Bid Bond" means the Bid Bond No. TEBSGH022902 for US$12,500,000 in the favour of the Seller executed by the Hong Kong and Shanghai Banking Corporation Limited.

     "Governmental Body" means any authority, agency, commission, court, tribunal, minister, ministry, official, arbitrator or other instrumentality or wholly-owned enterprise of the Republic of Indonesia, any foreign country or any domestic or foreign state, province, country, city or other political subdivision having jurisdiction over the applicable Person or any of such Person's properties.

     "Identified Advisors" means the following advisors to the Seller and its
Affiliates: PT Danareksa (Sekuritas), Credit Suisse First Boston, Makes & Partners, Milbank Tweed Hadley & McCloy LLP and such other Persons as may be designated in writing by the Seller.

     "IM3" means PT Indosat Multimedia Mobile.

     "Indosat" has the meaning given to such term in the recitals to this Agreement.

     "Knowledge" means, with respect to the Seller, the actual knowledge of the individual employee of the Seller who currently serve on the Board of Commissioners of Indosat and the current serving President Director and President Commissioner of the Company.

     "Law" means any national, provincial, local, municipal or other law, regulation, administrative decree, constitution, ordinance, decree, binding government policy, statute or treaty applicable to any Person or any of such Person's properties, necessary for the conduct of such Person's business as it is now being conducted or the ownership or lease of such Person's property.

     "Lien" means any mortgage, lien, pledge, charge, tax lien, assignment, fiduciary transfer, power of attorney to grant any Lien, judicial seizure or attachment, or other security interest of any nature.

     "Minutes of Closing" means the minutes in the agreed form setting forth the events which have transpired at the Closing.

     "MOJHR Approval" means an Approval from the Ministry of Justice and Human Rights approving each and every Resolution as set forth in Section 5.8 required to be approved by it.

     "Money Laundering Law" means the Law of the Republic of Indonesia No. 15 of the year 2002 regarding the Criminal Offense of Money Laundering (Undang-undang Republik Indonesia No. 15 Tahun 2002 Tentang Tindak Pidana Pencucian Uang) and all implementing regulations issued thereunder.

     "MSOE" or the "Seller" have the meanings given to such terms in the first paragraph of this Agreement.

     "Option" means with respect to any Person, any option, warrant or other security or Contract that gives the holder the right to purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person.

     "Organizational Documents" means (a) the memorandum and/or articles of association, articles or certificate of incorporation and the bylaws of a corporation as applicable; and (b) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, as any of the foregoing may be amended from time to time.

     "Parties" means the STTC, Purchaser and the Seller and "Party" shall mean such one of them as the context in which such term is used admits.

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or any governmental authority, agency or commission.

     "Power of Attorney" means the power of attorney given by the Seller (as grantor) in favour of the Purchaser (as attorney) in the form attached hereto as Exhibit B.

     "Proceedings" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Purchase Price" has the meaning given to such term in Section 2.1.

     "Purchaser" has the meaning given to such term in the first paragraph of this Agreement.

     "Release Notice" has the meaning given to such term in the Escrow
Agreement.

     "Resolutions" means the appropriate resolutions in respect of each item referred to in Section 5.8.

     "Retention Amount" has the meaning given to such term in Section 2.6.

     "Rupiah" or "Rp." means Indonesian Rupiah, the lawful money of the Republic of Indonesia.

     "Sale Shares" has the meaning given to such term in the recitals to this Agreement.

     "Satelindo" means PT Satelit Palapa Indonesia.

     "Second Bid Bond" means the Bid Bond No. TEBSGH022923 for US$12,500,000 in the favour of the Seller executed by the Hong Kong and Shanghai Banking Corporation Limited.

     "Seller" has the meaning given to such term in the first paragraph of this Agreement.

     "Series A Share" means the Series A ordinary share in Indosat with voting rights, par value Rp. 500 per share owned by the Seller.

     "Series B Shares" has the meaning given to such term in the recitals to this Agreement.

     "Shareholders Agreement" means the shareholders agreement between the Seller and the Purchaser, substantially in the form attached hereto as Exhibit C.

     "U.S. Dollar" or "US$" means the lawful currency of the United States of America.

     "U.S. Dollar Equivalent" means in relation to the Rupiah amount to be paid to the Seller at the Closing, the amount of U.S. Dollars that would be required to purchase that Rupiah amount using the average of the closing of the Rupiah per U.S. Dollar spot rates reported on Reuters on each of the 14 Business Days prior to 13 December 2002.

     1.2 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" or "Article" or "Articles" refer to the corresponding Section or Sections or Article or Articles of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.



                                   ARTICLE II


                       SALE AND PURCHASE; ESCROW; CLOSING

     2.1 SALE SHARES, PURCHASE PRICE AND AGGREGATE PURCHASE PRICE. Subject to the terms and conditions of this Agreement, the Seller agrees to sell and transfer the Sale Shares with good and valid title to the Purchaser and the Purchaser agrees to purchase the Sale Shares from the Seller, free from all Encumbrances at the Closing at a purchase price of an amount of Rp. 12,950 per Sale Share (the "Purchase Price"), representing an aggregate cash purchase price of Rp. 5,623,537,500,000 (the "Aggregate Purchase Price") to be paid in U.S. Dollars (based on the U.S. Dollar Equivalent).

     2.2 ACKNOWLEDGEMENT. The Parties hereby acknowledge that the sale of the Sale Shares by the Seller hereof is being conducted under Article 103(6) of the Company Law and that accordingly the Parties are not required to follow any of the procedures on acquisition under the Company Law and shall effect the Contemplated Transaction as a direct sale transaction.

     2.3 ESCROW. No later than one Business Day prior to December 20, 2002 being the scheduled Closing Date but subject to the Purchaser's three (3) Business Day funding period, the Purchaser shall deposit into the Escrow Account the Aggregate Purchase Price, pursuant to the terms of the Escrow Agreement.

     2.4 CLOSING. The closing (the "Closing") of the purchase and sale of the Sale Shares shall occur upon the crossing of the Sale Shares into the sub-account of the Purchaser and is intended to take place promptly after the satisfaction and/or waiver of all of the conditions precedent set forth in Articles VII and VIII of this Agreement and every effort shall be made by the Parties to ensure that the Closing occurs as soon as practicable, but, in any event, the Closing may not take place later than 20 December 2002 or such other date as the Seller and the Purchaser may agree in writing. The Closing shall take place at the offices of PT Danareksa (Sekuritas) Jl. Medan Merdeka Selatan No. 14, 1st Fl. Jakarta Pusat at 10:00 a.m. (local time) on the Closing Date or at such other time and place as the Seller and the Purchaser may agree.

     2.5 CLOSING OBLIGATIONS. At the Closing, after the Seller and the Purchaser are reasonably satisfied that the conditions precedent to the Closing set forth in Articles VII and VIII have been duly satisfied and/or waived:

     (a) The Seller and the Purchaser will each deliver to the appointed custodian and broker (which for the avoidance of doubt shall be PT Danareksa (Sekuritas)) all documents legally necessary to effect the transfer of title of the Sale Shares to the Purchaser by the Seller through a crossing on the Jakarta Stock Exchange (Bursa Efek Jakarta) and the Surabaya Stock Exchange (Bursa Efek Surabaya) and to effect the registration of the Sale Shares in the name of the Purchaser in the register of sub-account holders of Indosat shares and instruct the custodian to effect such crossing.

     (b) The Seller will deliver to the Purchaser (i) the Bid Bonds; and (ii) a certificate executed by a Person or Persons duly authorized to represent and act for and on behalf of the Seller confirming and warranting to the Purchaser that each of the Seller's representations and warranties set forth in Article III was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date and stating that the conditions precedent to the Seller's obligation to close set out in Article VIII have been satisfied and/or waived and all covenants of the Seller set forth in Article II and Article V have been fulfilled in respect of the period until Closing;

     (c) The Purchaser will deliver to the Seller two certificates as follows:
(i) a certificate executed by a Person or Persons duly authorized to represent and act for and on behalf of the Purchaser, confirming and warranting to the Seller that each of the Purchaser's representations and warranties set forth in
Article IV in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date and stating that the conditions precedent in Article VII to the Purchaser's obligations to close have been satisfied and/or waived, and all covenants of the Purchaser set forth in Article II and Article VI have been fulfilled in respect of the period until Closing; and (ii) a certificate executed by a director of the Purchaser, confirming the due appointment, incumbency, and authority of the Persons representing and acting on behalf of the Purchaser in all actions related to the Closing, including without limitation in issuing the certificate described in Section 2.5(c)(i) above, and that the signature(s) appearing thereon is or are the true signature(s) of the Person(s) concerned;

     (d) Immediately following the deliveries made in Sections 2.5(a), (b) and
(c) above, (x) the Seller and the Purchaser will instruct the Escrow Agent, in accordance with the provisions of the Escrow Agreement, to release and pay to the Seller's broker's U.S. Dollar account the U.S. Dollar Equivalent of the Aggregate Purchase Price, together with all interest accrued on such sum (unless and to the extent otherwise specifically provided for in this Agreement or the Escrow Agreement) and (y) the Seller will deliver to the Escrow Agent an irrevocable instruction from the Seller's broker for the immediate wire transfer to the Escrow Account, from the Seller's broker's U.S. Dollar account, of immediately available funds in an amount equal to the Retention Amount in the manner specified in the Escrow Agreement; and

     (e) Upon the completion of the actions described in Sections 2.5(a), (b),
(c) and (d) above, the Closing will be deemed to be completed and Minutes of Closing will be prepared and signed by the Seller and the Purchaser.

     2.6 RETENTION AMOUNT. The balance of the U.S. Dollar Equivalent of the Aggregate Purchase Price remaining in the Escrow Account, namely US$25,000,000 (the "Retention Amount"), will be released under the Escrow Agreement, and the Seller and the Purchaser shall execute the Release Notice in accordance with the terms of the Escrow Agreement, after a notarial deed confirming that the Resolutions have been passed by the shareholders of the Company has been issued and a copy of the MOJHR Approval approving the amendments made to the Organizational Documents of the Company has been produced.



                                   ARTICLE III


                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date, as though made on such date, as follows:

     3.1 EXISTENCE; DUE AUTHORIZATION, EXECUTION AND DELIVERY. The Seller is a Governmental Agency validly existing under the Laws of Indonesia and has the full power and authority to execute, deliver and perform its obligations under this Agreement , and to offer, sell and deliver the Sale Shares and has taken all necessary action to authorize the execution, delivery and performance of its obligations under this Agreement and for the purposes of the Tender Offer Rule, is performing this Agreement in the implementation of its duties and authorities based on existing Law. This Agreement, has been duly and validly executed and delivered by the Seller and, assuming due execution and delivery of this Agreement by the Purchaser, constitutes a legal valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

     3.2 SOVEREIGN IMMUNITY. The Seller waives its sovereign immunity for the purpose of this Agreement, the Shareholders Agreement and the Escrow Agreement and the Seller is therefore subject to private and commercial Law with respect to its obligations under this Agreement, the Shareholders Agreement and the Escrow Agreement.

     3.3 DECREES AND APPROVALS. Except for the MOJHR Approval, all Decrees and Approvals required by the Seller in Indonesia for the due authorization, execution and delivery of, and the performance by the Seller of its obligations under, this Agreement and to consummate the Contemplated Transaction have been obtained or made or will be obtained or made on or before the Closing and are in full force and effect on the Closing Date, including but not limited to, all actions necessary for the sale by the Seller of the Sale Shares and no such Decrees or Approvals are subject to any condition precedent which has not been fulfilled or performed or will not have been fulfilled or performed on or before the Closing.

     There are no Decrees relating to or affecting the Seller restraining, enjoining or otherwise prohibiting or making illegal the performance by the Seller of its obligations hereunder or the consummation of any of the Contemplated Transaction.

     3.4 VALID TITLE. The Seller has, and immediately prior to the Closing Date the Seller will have, good and valid title to the Sale Shares on such date, free and clear of all Encumbrances.

     3.5 NO OPTIONS. Except as otherwise set forth in this Agreement, no Option or other agreement to purchase the Sale Shares has been granted to any Person by the Seller.

     3.6 BROKERS AND FINDERS. No agent, broker, firm or Person acting on the Seller's behalf is, or will be, entitled to any commission or broker's or finder's fees from the Purchaser in connection with the Contemplated Transaction, except for the Identified Advisors, whose fees and expenses will be paid by the Seller.

     3.7 NO VIOLATION. The execution and delivery by the Seller of this Agreement does not, and the performance by the Seller of its obligations under this Agreement and the consummation of the Contemplated Transaction will not, constitute a default or breach by the Seller under, any Approval (including, if applicable, Approvals necessary to sell the Sale Shares), to which the Seller is a party or by which it is bound.

     3.8 ESCROW. The Seller has entered into the Escrow Agreement and the Escrow Agreement shall remain in full force and effect and binding on the Seller according to the terms thereof.

     3.9 PROCEEDINGS. The Seller is, and the Sale Shares are, not subject to any Proceedings, which would prevent consummation by the Seller of the Contemplated Transaction.

     3.10 FINANCIAL STATEMENTS. To the Seller's Knowledge, it has furnished to the Purchaser a complete and correct copy of the audited Financial Statements for Indosat and its subsidiaries for the six months ended 30 June, 2002 (the "Financial Statements"). To the Seller's Knowledge, the Financial Statements have been prepared and audited in accordance with auditing standards established by the Indonesian Institute of Accountants applied on a consistent basis and present fairly, in all material respects, the financial position of Indosat and its subsidiaries as at 30 June 2002 and the results of their operations, changes in equity and cash flows for the six months then ended in conformity with generally accepted accounting principles in Indonesia.

     3.11 BUSINESS SINCE 30 JUNE 2002. To the Seller's Knowledge, since 30 June 2002, the business of Indosat and its subsidiaries has been carried on in the ordinary course, without any material interruption or alteration in its nature and so as to maintain Indosat and its subsidiaries as going concerns.



                                   ARTICLE IV


                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants, to the Seller, as of the date of this Agreement and as of the Closing Date, as though made on such date, as follows:

     4.1 EXISTENCE AND ORGANIZATION. The Purchaser is a corporation duly incorporated or organized and validly existing under the laws of Mauritius. The Purchaser has full corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder, and consummate the Contemplated Transaction.

     4.2 DUE AUTHORIZATION, EXECUTION AND DELIVERY; ENFORCEABILITY. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable statutes of limitation, bankruptcy, insolvency, liquidation, reorganization, moratorium, or other laws of general application relating to or affecting the rights of creditors generally and to principles of good faith.

     4.3 NO VIOLATION. The execution and delivery by the Purchaser of this Agreement does not, and the performance by the Purchaser of its obligations under this Agreement and the consummation of the Contemplated Transaction will not, conflict with or result in a breach by the Purchaser or violation by the Purchaser of any of the terms or provisions of its Organizational Documents or constitute a default or breach by the Purchaser under, any Contract or Approval (including, if applicable, Approvals necessary to purchase the Sale Shares ), to which the Purchaser is a party or by which it is bound nor will such action result in any violation by the Purchaser of the provisions of any applicable Law, other applicable laws or any applicable Decree of any Governmental Body, including, without limitation, the Money Laundering Law.

     4.4 DECREES AND APPROVALS. All Decrees and Approvals required in the Republic of Indonesia and Mauritius for the due authorization, execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement and to consummate the Contemplated Transaction have been obtained or made or will be obtained or made on or before the Closing and are in full force and effect on the Closing Date, including, but not limited to, all actions necessary for the Approval of the purchase by the Purchaser of the Sale Shares, if applicable, and no such Approvals are subject to any condition precedent which has not been fulfilled or performed or will not have been fulfilled or performed on or before the Closing.

     There are no Decrees relating to or affecting the Purchaser or any of its assets or properties restraining, enjoining or otherwise prohibiting or making illegal the performance by the Purchaser of its obligations hereunder or the consummation of any of the Contemplated Transaction or which are likely to have the effect of delaying, frustrating or preventing the Purchaser therefrom.

     4.5 SOLVENCY. The Purchaser is able to pay its debts as they fall due and is not insolvent under the laws of any jurisdiction in which it carries on business.

     4.6 BROKERS OR FINDERS. No agent, broker, firm or Person acting on the Purchaser's behalf is, or will be, entitled to any commission or broker's, finder's fees, advisory or any other fees from Indosat or the Seller in connection with the Contemplated Transaction.

     4.7 BID BOND. The Bid Bonds submitted by the Purchaser to the Seller are, as of the date of their issuance, legal, valid and enforceable by the Seller in accordance with their respective terms. The Purchaser has procured the Bid Bonds in favour of the Seller and such bonds shall remain in full force and effect according to the terms thereof until and including the Closing Date, unless sooner released pursuant to this Agreement. The Seller may take such action in respect of the Bid Bonds to which it may be entitled by the terms thereof or hereof.

     4.8 SUFFICIENT FUNDS AND SOURCE OF FUNDS. The Purchaser has access to sufficient funds to pay the Aggregate Purchase Price in accordance with the terms of this Agreement and to make all other payments of fees and expenses in connection with the Contemplated Transaction.

     4.9 ESCROW. The Purchaser has entered into the Escrow Agreement and the Escrow Agreement shall remain in full force and effect and binding on the Purchaser according to the terms thereof. On or before the Closing Date, the Purchaser has or will have complied with all of the escrow requirements set forth in Article VI hereof.

     4.10 PROCEEDINGS. Except as disclosed by the Purchaser to the Seller in writing prior to the Closing, the Purchaser is not subject to any Proceedings, which would prevent consummation by the Purchaser of the Contemplated Transaction.

     4.11 UNDERTAKINGS IN SHAREHOLDERS AGREEMENT. The Purchaser has fully acknowledged the undertakings and obligations to be entered into by it under and with respect to the Shareholders Agreement.



                                    ARTICLE V


                             COVENANTS OF THE SELLER

     5.1 GENERAL. The Seller covenants and agrees with the Purchaser that the Seller will comply with the covenants contained in this Article V, from the time of execution and delivery of this Agreement by all Parties hereto until the Closing or the earlier termination of this Agreement, except to the extent the Purchaser may otherwise consent in writing and except to the extent that compliance by the Seller with certain of such covenants may require performance by the Seller following the Closing.

     5.2 CERTAIN RESTRICTIONS. The Seller, in its capacity as the owner of such number of the outstanding Series B Shares of Indosat as it may own from time to time, will use commercially reasonable efforts to ensure that, between the date hereof and the earlier to occur of the EGM and termination hereof, Indosat will refrain from:

     (a) amending its Organizational Documents (except as provided or contemplated by this Agreement) or undertaking any recapitalization, reorganization, liquidation or dissolution;

     (b) authorizing, issuing, selling or otherwise disposing of any shares of its capital stock or any Option with respect to its capital stock, or modifying or amending any right of any holder of shares of its capital stock, in each case except as provided or contemplated by this Agreement;

     (c) declaring, setting aside or paying any dividend or other distribution in respect of any shares of its capital stock; or

     (d) conducting its business other than in the ordinary course (in substantially the same manner as heretofore conducted) it being acknowledged by each Party that appointing or hiring a mobile network infrastructure supplier for the purposes of effecting the integration of the cellular networks of IM3 and Satelindo or approving any merger or network integration plan in connection with the same, is not considered to be conducting business in the ordinary course.

     5.3 REQUIRED APPROVALS AND DECREES. As promptly as practicable after the date of this Agreement, the Seller will use commercially reasonable efforts to make the filings set forth in Exhibit D hereto which are required by Law or Decree to be made by it in Indonesia, and to obtain such Decrees and Approvals required by it in Indonesia in order to consummate the Contemplated Transaction on or prior to the Closing Date.

     5.4 FULFILLMENT OF CONDITIONS. The Seller shall use commercially reasonable efforts necessary or desirable and shall proceed diligently and in good faith to satisfy each of its conditions to Closing contained in this Agreement on or prior to the Closing Date and to ensure the obtaining of MOJHR Approval as soon as practicable after the EGM and in any event no later than 31 December 2003.

     5.5 ESCROW ACCOUNT. The Seller shall execute the Escrow Agreement.

     5.6 SERIES A SHARE. The Seller will not exercise any rights attaching to the Series A Share which are to be removed as set out in Exhibit E during the period from the date hereof until such rights attaching to the Series A Share are amended in the manner set out in the Power of Attorney and are effective in accordance with the MOJHR Approval, without the prior written consent of the Purchaser.

     5.7 PUBLIC NOTICE. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to the Purchaser and the Seller and issued within such time period necessary to comply with Laws, and other applicable rules and regulations of stock exchanges, applicable to the Purchaser and Seller.

     5.8 EGM RESOLUTIONS. Following the Closing, the Seller will vote its Series B Shares and its Series A Share at the EGM in support of the following resolutions:

     (a) to appoint such additional directors and appoint or remove such additional commissioners to and from the boards (of directors and commissioners, as the case may be) of the Company as the Purchaser shall determine pursuant to its rights under Section 3.2 of the Shareholders Agreement;

     (b) to change the Organizational Documents of the Company to reflect the amendments set out in Exhibit E; and

     (c) to approve in principle, the plan for the establishment of the Employee Share Option Program.



                                   ARTICLE VI


                           COVENANTS OF THE PURCHASER

     6.1 GENERAL. The Purchaser covenants and agrees with the Seller that the Purchaser will comply with all covenants and provisions of this Article VI, from the time of execution and delivery of this Agreement by all Parties hereto until the Closing or the earlier termination of this Agreement, except to the extent the Seller may otherwise consent in writing and except to the extent that compliance by the Purchaser with certain of such covenants may require performance by the Purchaser following the Closing.

     6.2 REQUIRED APPROVALS AND DECREES. As promptly as practicable after the date of this Agreement, the Purchaser will make all filings required by Law, any Decree or other applicable laws to be made by it, and to obtain any Decrees and Approvals required by it to consummate the Contemplated Transaction on or prior to the Closing Date, and will (a) cooperate with the Seller and Indosat with respect to all filings that the Seller and Indosat are required to make under this Agreement, the Escrow Agreement or by Law or any Decree, in order to consummate the Contemplated Transaction and (b) cooperate with the Seller in obtaining all necessary Decrees and Approvals.

     6.3 FULFILLMENT OF CONDITIONS. The Purchaser shall use all commercially reasonable efforts necessary or desirable, and shall proceed diligently and in good faith to satisfy each of its conditions to Closing contained in this Agreement on or prior to the Closing Date and will not take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition on or prior to such date.

     6.4 ESCROW ACCOUNT. The Purchaser shall execute the Escrow Agreement and deliver to the Escrow Agent the payments into the Escrow Account pursuant to
Section 2.3 hereof.

     6.5 PUBLIC NOTICE. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to the Purchaser and the Seller and issued within such time period necessary to comply with Laws, and other applicable rules and regulations of stock exchanges, applicable to Purchaser and Seller.

     6.6 STTC. STTC hereby acknowledges and agrees that it is jointly and severally liable with the Purchaser, in all respects, for performance by the Purchaser of the Purchaser's obligations under this Agreement. Without limiting the foregoing, STTC shall take all necessary action to ensure that the Purchaser performs its obligations under this Agreement in accordance with the terms hereof. The Parties acknowledge and agree that STTC shall be entitled to all the rights and benefits of the Purchaser under this Agreement.



                                   ARTICLE VII


             CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

     The obligation of the Purchaser to purchase the Sale Shares, is conditional upon satisfaction and/or, other than in relation to Sections 7.7 and 7.8, waiver by the Purchaser, at or prior to the Closing, of the following conditions:

     7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties of the Seller in Article III must be accurate in all respects as of the Closing Date as if made on the Closing Date.

     7.2 SELLER'S PERFORMANCE. All of the agreements and covenants of the Seller to be performed prior to the Closing, pursuant to the terms of this Agreement, shall have been duly performed in all material respects.

     7.3 ESCROW. The Escrow Agreement shall have been executed and delivered by all parties thereto other than the Purchaser.

     7.4 SHAREHOLDERS AGREEMENT. The Shareholders Agreement shall have been executed and delivered by all parties thereto other than the Purchaser.

     7.5 POWER OF ATTORNEY. The Power of Attorney shall have been executed and delivered by the Seller to the Purchaser.

     7.6 APPROVALS AND DECREES. The Approvals and Decrees necessary for the consummation of the Contemplated Transaction to be obtained by the Seller in the Republic of Indonesia as set forth in Exhibit D hereto shall have been obtained and received and are in full force and effect.

     7.7 NO INJUNCTION. No court or other Governmental Body or arbitrator in Indonesia shall have issued an injunction, Decree or award which shall then be in effect restraining or prohibiting the completion of the Contemplated Transaction or the holding of the EGM.

     7.8 TERMINATION. The Contemplated Transaction shall not have been terminated or abandoned in accordance with the terms of this Agreement or the Escrow Agreement.

     7.9 SUPPORT LETTERS. The Seller shall have delivered support letters in the form attached hereto as Exhibit F duly executed by the Seller.



                                  ARTICLE VIII


              CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

     The obligation of the Seller to sell the Sale Shares is conditional upon satisfaction and/or, other than in relation to Sections 8.6 and 8.7, waiver by the Seller, at or prior to the Closing Date, of the following conditions:

     8.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties of the Purchaser in Article IV must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     8.2 PURCHASER'S PERFORMANCE. All of the agreements of the Purchaser to be performed prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects.

     8.3 APPROVALS AND DECREES. The Approvals and Decrees necessary for the consummation of the Contemplated Transaction and required to be obtained by the Purchaser in the Republic of Indonesia shall have been obtained and received.

     8.4 ESCROW. The Escrow Agreement shall have been executed and delivered by all parties thereto other than the Seller and 100% of the U.S. Dollar Equivalent of the Aggregate Purchase Price in cash shall have been delivered to the Escrow Agent pursuant to Section 2.3 hereof.

     8.5 SHAREHOLDERS AGREEMENT. The Shareholders Agreement shall have been executed and delivered by all parties thereto other than the Seller.

     8.6 NO INJUNCTION. No court or other Governmental Body in Indonesia shall have issued a Decree which shall then be in effect restraining or prohibiting the completion of the Contemplated Transaction.

     8.7 TERMINATION. The Contemplated Transaction shall not have been terminated or abandoned in accordance with the terms of this Agreement.



                                   ARTICLE IX


          TERMINATION; INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

     9.1 TERMINATION EVENTS. This Agreement may be terminated:

     (a) by the Purchaser by notice in writing given to the Seller prior to the Closing if a material breach of any provision of this Agreement has been committed by the Seller specifying such breach and such breach has not been waived in writing by the Purchaser and which breach cannot or has not been cured within 7 calendar days after the giving of such written notice by the Purchaser to the Seller;

     (b) by the Seller by notice in writing given to the Purchaser prior to the Closing if a material breach of any provision of this Agreement has been committed by the Purchaser specifying such breach, and such breach has not been waived in writing by the Seller and which breach cannot or has not been cured within 7 calendar days after the giving of such written notice by the Seller to the Purchaser;

     (c) by the Purchaser if any of the conditions precedent to the Closing in
Article VII has not been satisfied by 31 January 2003 and the Purchaser has not waived in writing such condition on or before such date;

     (d) by the Seller if any of the conditions precedent to the Closing in
Article VIII has not been satisfied by 20 December 2002 and the Seller has not waived in writing such condition on or before such date, provided that in relation to the condition precedent in Section 8.4 the Seller shall not be entitled to terminate this Agreement if the Purchaser has provided evidence reasonably satisfactory to the Seller that funds equal to the U.S. Dollar Equivalent of the Aggregate Purchase Price have been deposited with the New York branch of the Escrow Agent on or before 18 December 2002 (New York time) with irrevocable instructions having been given for onward transfer to the Escrow Account;

     (e) by any Party if the Closing has not occurred by 31 January 2003; or

     (f) by mutual consent of the Parties.

     9.2 BREAKUP FEE. (a) If this Agreement is terminated prior to the Closing as a result of the termination events set forth in Section 9.1(a), (c), (e) or
(f), all monies deposited by the Purchaser in the Escrow Account together with any interest accrued thereon (net of taxes on such interest required by applicable law to be withheld by the Escrow Agent) shall promptly be delivered to the Purchaser pursuant to the terms of the Escrow Agreement in full and final satisfaction of rights or remedies that the Purchaser may have arising out of any breach of the terms and conditions of this Agreement by the Seller.

     (b) If this Agreement is terminated prior to Closing as a result of the termination events set forth in Section 9.1(b) or Section 9.1(d) (other than each of the conditions in Article VIII that are not within the control of Purchaser and not satisfied through no fault of the Purchaser), the Breakup Fee shall become payable and the Seller shall be entitled to demand immediate payment of the sum guaranteed under the Second Bid Bond in full and final satisfaction of rights or remedies that the Seller may have arising out of any breach of the terms and conditions of this Agreement by the Purchaser and the balance of all sums in the Escrow

Account shall promptly be delivered to the Purchaser pursuant to the terms of the Escrow Agreement.

     (c) The Seller undertakes to the Purchaser only to demand payment under a Bid Bond in accordance with the terms of that Bid Bond.

     (d) Immediately upon Closing the Seller shall in writing notify The Hongkong and Shanghai Banking Corporation Limited at 21 Collyer Quay, #14-05 HSBC Building, Singapore 049320 (marked for the attention of Tan Puay Hua Jenny (015948)/Chua Hwee Lan Jacklyn (4189)) that Closing has occurred.

     (e) If there is a closing of the sale of the Sale Shares by the Seller to a purchaser other than the Purchaser, the Seller shall immediately upon such closing in writing notify the Purchaser and The Hongkong and Shanghai Banking Corporation Limited at 21 Collyer Quay, #14-05 HSBC Building, Singapore 049320 (marked for the attention of Tan Puay Hua Jenny (015948)/Chua Hwee Lan Jacklyn
(4189)) that such closing has occurred.

     9.3 EFFECT OF TERMINATION. Upon termination of this Agreement in accordance with the terms hereof, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Section 9.2 and Sections 10.2, 10.3, 10.4, 10.8, 10.10, 10.11, 10.13, 10.15 and 10.17 will survive; provided, that no Party shall be released from liability under this Agreement if it is terminated by reason of (a) the willful failure of such Party to have performed its obligations hereunder or (b) any knowing misrepresentation made by such Party in this Agreement. Termination of this Agreement in accordance with its terms shall occur without the necessity of court action and to that end, each of the Parties waives any provisions of applicable law that would require such action including paragraphs 2 and 3 of Article 1266 of the Indonesian Civil Code.

     9.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER. (a) Subject always to Sections 9.4(b) and 9.4(c) hereof, the Seller will indemnify and hold harmless the Purchaser for, and will pay to the Purchaser the amount of any loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable attorney's fees) ("Damages"), arising directly from
(i) any breach of any representation or warranty made by the Seller under this Agreement and (ii) any breach by the Seller of any covenant or other obligation of the Seller under this Agreement provided that such indemnification obligations shall survive the Closing for a period of one year; and provided that if any indemnification claim has been asserted with reasonable specificity as to the nature, subject matter and basis of the claim, the Seller's indemnification obligations hereunder shall continue in effect until final resolution of any such claim.

     (b) The Purchaser hereby waives any right it has or may hereafter acquire, to receive any indirect, consequential or punitive damages arising from, related to or in connection with this Agreement or the breach, termination or invalidity hereof.

     (c) The Seller will have no liability under Section 9.4(a) of this Agreement until the total of all Damages exceeds US$5 million. The Seller's aggregate liability for Damages under Section 9.4 of this Agreement shall in no event exceed US$50 million.

     (d) For the avoidance of doubt, except as set forth in Section 9.5 and 9.6 hereof, the rights to indemnification of the Purchaser set forth in this Section
9.4 shall be the sole remedy that the Purchaser shall have against the Seller for breach by the Seller of its representations, warranties, covenants and obligations under this Agreement and except as set forth in this Section 9.4, the Purchaser hereby waives all rights of recourse that the Purchaser might have against the Seller for breach by the Seller of any of the Seller's representations, warranties, covenants or obligations under this Agreement, including without limitation any remedies or rights of recourse set forth in the Indonesian Civil Code.

     9.5 EXCLUSIVE REMEDY FOR CERTAIN BREACHES

     (a) If
          (i) as a result of a breach by the Seller of the representations and warranties in Sections 3.1 through 3.9 (such breach, if disputed fully and finally determined to constitute a breach of this Agreement in accordance with the dispute resolution provision herein), the Purchaser is unable to establish its right to title of the Sale Shares transferred hereunder; or

          (ii) a copy of the MOJHR Approval is not received by the Purchaser on or prior to 31 December 2003,

          then the Purchaser's sole remedy and right of recourse against the Seller in respect of such breach, shall be the rescission of the Contemplated Transactions and the return of the Parties to their respective position ex ante as if the Contemplated Transactions had not occurred.

          For the avoidance of doubt, the term "the return of the Parties to their respective position ex ante as if the Contemplated Transactions had not occurred" shall, without limiting the foregoing, mean and be implemented as follows:

          (i) The Seller shall return to the Purchaser the Aggregate Purchase Price together with any interest accrued on such sum at the rate of 1.49% per annum; and

          (ii) The Purchaser shall transfer the Sale Shares to the Seller, free and clear of all Encumbrances and pay/transfer to the Seller, any dividends paid to the Purchaser in respect of the Sale Shares together with any interest accrued on such sum at the rate of 1.49% per annum.

     (b) The Purchaser's right of rescission set forth in 9.5(a)(i) must be exercised within the period of 1 (one) year following the Closing Date.

     9.6 SELLER LIABLE FOR CERTAIN PAYMENTS.

     (a) The Seller undertakes and covenants with the Purchaser that it shall pay on behalf of the Company any liability, amount or claim required to be paid or suffered by the Company to Perusahaan Perseroan (Persero) PT Telekomunikasi Indonesia Tbk or the Government of Indonesia in relation to the surrender of exclusivity rights in respect of the restructuring of the Indonesian telecommunications industry pursuant to the implementation of Law No. 36/1999 (the New Telecom Law).

     (b) The Seller will indemnify and hold harmless the Purchaser for any loss suffered by the Purchaser arising from a breach by the Seller of the Seller's undertaking and covenant in Section 9.6(a).



                                    ARTICLE X


                               GENERAL PROVISIONS

     10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller, and the Purchaser contained in this Agreement shall survive the Closing for a period of one year; provided, that if any claims have been asserted with reasonable specificity as to the nature, subject matter and basis of the claim with respect to any such representations and warranties prior to the one year expiration referred to above, the representations and warranties on which any such claims are based shall continue in effect until final resolution of any such claims.

     10.2 SOVEREIGN IMMUNITY WAIVER. To the extent that any Party may be or become entitled to claim, for itself or its assets or properties, state or sovereign immunity from suit or judgment, or to the extent that in any such jurisdiction there may be attributed such a state or sovereign immunity (whether claimed or not), each Party irrevocably agrees not to claim, and hereby irrevocably waives, such state or sovereign immunity. The Parties unconditionally and irrevocably agree that the execution and delivery of this Agreement constitute private and commercial acts.

     10.3 CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS. Except as provided in this
Section 10.3, the Purchaser shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of the Seller; provided, however, the Purchaser may make any public disclosure it believes in good faith upon advice of counsel is required by applicable law or the rules of any applicable stock exchange, in which case the disclosing Party will advise the Seller prior to making the disclosure. Except as provided in the preceding sentence or otherwise by this Agreement, the Purchaser agrees that it shall keep the contents of this Agreement confidential and shall not disclose, except to its existing or prospective shareholders, advisors or financiers, any part thereof without the prior written consent of the Seller, which consent shall not be unreasonably withheld.

     10.4 SUBMISSION TO JURISDICTION. Each Party unconditionally and irrevocably agrees to submit to the non-exclusive jurisdiction of the District Court of Central Jakarta for proceedings arising out of or relating to the enforcement of any award or decision of the arbitrators duly appointed under this Agreement. Each Party unconditionally and irrevocably waives any objections which they may have now or in the future to such jurisdiction including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

     10.5 ENTIRE AGREEMENT. This Agreement and the Exhibits hereto, which shall form a constituent part hereof in accordance with Section 10.16 hereof, constitutes a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter and supersedes all prior understandings, agreements or representations by or between the Parties, both written and oral to the extent they relate in any manner to the subject matter hereof.

     10.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     10.7 ASSIGNMENTS, SUCCESSORS AND THIRD-PARTY RIGHTS. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights, interests or obligations under this Agreement without the prior consent of the other Parties.

     10.8 DISPUTE RESOLUTION. (a) Any dispute, controversy or difference arising among the Parties out of, or in relation to, this Agreement or for the breach thereof (a "Dispute") shall be settled amicably by the Parties within 20 (twenty) days after a Party notifies the other Parties of any such Dispute whenever practicable. However, if such Dispute cannot be settled amicably within such time period, such Dispute shall be referred to and finally resolved by arbitration conducted in the English language in Hong Kong under the rules of the United Nations Commission on International Trade Law ("UNCITRAL").

     (b) The award rendered by the arbitrators under this Section 10.8 shall be final and binding on the Parties and shall be enforceable in any court of competent jurisdiction. Each of the Parties hereby renounces any right it may otherwise have to appeal or seek relief from the award or any decision of the arbitrators contained therein and agrees that, in accordance with Article 60 of Law No. 30 of 1999 of the Republic of Indonesia on Arbitration and Alternative Dispute Resolution (the "Arbitration Law"), the arbitration award shall be final and binding upon the Parties and no Party shall appeal to any court from the award or decision of the arbitrators contained therein.

     (c) The Parties agree that none of the Parties will be allowed to commence or maintain any action in any court of law with respect to any Dispute, except for the enforcement of arbitral award granted pursuant to proceedings commenced pursuant to this Section 10.8.

     (d) Subject to the award of the arbitrators, the costs and expenses incurred in connection with any Dispute referred to arbitration under this Agreement shall be borne by the Party initiating such arbitration proceedings.

     (e) Each of the Parties waives the applicability of Article 48 of the Arbitration Law and agrees that an arbitration need not be completed within a specific time.

     10.9 AMENDMENT AND WAIVER. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each of the Parties except that where expressly provided for in this Agreement, a Party with a right of waiver in respect of any matter or right may do so by written instrument without the need for execution by the other Parties. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable law, (a) no waiver that may be given by a Party will be applicable except in the specific instance for the limited and expressed purpose for which and to the extent to which it is given and shall not be deemed to constitute a waiver of any other provision not expressly mentioned; and (b) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     10.10 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties):

     If to the Seller:

     To:                       Ministry of State Owned Enterprises
     Address:                  Gedung Baru Departemen Keuangan RI Lantai 9
                               Jl.Dr. Wahidin No. 2-4
                               Jakarta 10710, Indonesia
     Attention:                Mahmuddin Yasin, Deputy Minister for
                               State-owned Enterprises
     Telephone No.:            62-21-348 31751
     Facsimile No.:            62-21-386 4441

     If to the Purchaser:

     To:                       Indonesia Communications Limited
     Address:                  c/o Deutsche International Trust Corporation
                               (Mauritius) Limited,
                               4th Floor, Barkly Wharf East
                               Le Caudan Waterfront,
                               Port-Louis, Mauritius,
     Attention:                The Directors
     Telephone No.:            (230) 202 78 70
     Facsimile No.:            (230) 202 78 98

     With a copy:

     To:                       Indonesia Communications Limited
     Address:                  C/-51 Cuppage Road #10-11/17,
                               StarHub Centre,
                               Singapore 229469
     Attention:                General Counsel
     Telephone No.:            (65) 6723 8777
     Facsimile No.:            (65) 6720 7277

     If to STTC:

     To:                       STT Communications Limited
     Address:                  51 Cuppage Road #10-11/17,
                               StarHub Centre,
                               Singapore 229469
     Attention:                General Counsel
     Telephone No.:            (65) 6723 8777
     Facsimile No.:            (65) 6720 7277

     10.11 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE REPUBLIC OF INDONESIA WITHOUT REGARD TO CHOICE OF LAW OR CONFLICTS OF LAWS PRINCIPLES THEREOF.

     10.12 SEVERABILITY. Any provisions of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In the event that any such provision of this Agreement is so held invalid, the Parties shall promptly renegotiate in good faith new provisions to restore this Agreement as nearly as possible to its original intent and effect. To the extent permitted by applicable Law, the Parties hereby waive any provisions of such Law that renders any provision hereof prohibited in any respect.

     10.13 EXPENSES, FEES AND STAMP DUTIES. Except as otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transaction, including all fees and expenses of agents, representatives, counsel and accountants. The Escrow Agent fees set forth on Exhibit E to the Escrow Agreement shall be paid equally by the Purchaser and the Seller pursuant to the terms of the Escrow Agreement. For the avoidance of doubt, all fees and expenses incurred (including, but not limited to, stamp duty and other similar taxes, but excluding any capital gains tax (if any) payable by the Seller for selling the Sale Shares) in connection with the transfer (crossing) and registration of the Sale Shares in the name of the Purchaser in the register of the sub-account holder of Indosat shares shall be paid by the Purchaser up to an amount not exceeding 0.2% of the Aggregate Purchase Price.

     10.14 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     10.15 GOVERNING LANGUAGE. The language of this Agreement is the English language and in the event of a conflict between this Agreement and any translation, the English version of this Agreement shall prevail.

     10.16 INCORPORATION OF EXHIBITS. All Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

     10.17 FURTHER ASSURANCES. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, in each case to the extent necessary to enable the Parties to carry out this Agreement and the Contemplated Transaction in accordance with the terms hereof.

     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.



                                MINISTRY OF STATE OWNED ENTERPRISES




                                By: /s/ Mahmuddin Yasin
                                   ---------------------------------------------
                                   Name:  Mahmuddin Yasin
                                   Title: Deputy Minister for
                                          State-owned Enterprises



                                INDONESIA COMMUNICATIONS LIMITED




                                By: /s/ Lee Theng Kiat
                                   --------------------------------------------
                                   Name:  Mr Lee Theng Kiat
                                   Title: Director and Authorised Signatory



                                STT COMMUNICATIONS LIMITED





                                By: /s/ Lee Theng Kiat
                                   ---------------------------------------------
                                   Name:  Mr Lee Theng Kiat
                                   Title: President and Chief Executive Officer